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                                                             EXHIBIT 10(K)(2)(D)

                            REVOLVING PROMISSORY NOTE

$20,000,000.00                                                St. Marys, Georgia
                                                               December 30, 1998

         FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of CITIZENS BANK OF RHODE ISLAND, a Rhode Island financial institution ("Payee"), which term will include any subsequent holder hereof, at the offices of First Union National Bank ("Agent") located at 301 South College Street, Charlotte, North Carolina 28288, or at such other place as Agent may designate in writing from time to time, in legal tender of the United States of America, the principal sum of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) or so much thereof as may be outstanding from time to time as Advances (the "Principal Amount") pursuant to that certain Second Amended and Restated Revolving Credit Loan Agreement dated December 30, 1998 between Maker, as borrower, and Agent, as Agent for the Lenders (the "Loan Agreement"), and all applicable fees, charges, costs and expenses, together with interest on each Advance at the applicable rate(s) of interest as provided below. The Loan Agreement by this reference is hereby incorporated into this Note to the same extent as if fully set forth herein. Capitalized terms not otherwise defined in this Note will have the meanings assigned to such terms in the Loan Agreement.

         Interest on each Advance outstanding under this Note from time to time will accrue, at Maker's election, at a LIBOR Interest Rate or the Base Rate (as defined below), subject to the terms, covenants and conditions of the Loan Agreement. Absent an Event of Default, the rate of interest charged on each LIBOR Advance will remain constant during the Interest Period elected for such LIBOR Advance, but will be adjusted based on any change in the LIBOR Interest Rate for any subsequent Interest Period applicable to such LIBOR Advance, and the rate of interest charged on each Base Rate Advance will be adjusted on a daily basis upon any changes in the Base Rate.

         For purposes of the foregoing, the following terms will have the meanings assigned to such terms as set forth below:

         (a) "LIBOR" means the interest rate at which 30-day, 60-day, 90-day or 180-day deposits (as elected by Maker) in United States dollars are offered to prime banks in the London interbank market which appears on Reuters Screen FRBD as of 11:00 A.M. (London time), 2 Business Days before the Funding Date of any LIBOR Advance (or if not so reported, then as determined by Agent from another recognized source or interbank quotation) in an amount approximately equal or comparable to such LIBOR Advance with a maturity equal to such Interest Period, as adjusted for reserves by dividing that rate by 1.00 minus the Reserve Requirement, if any.


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         (b)      "LIBOR Interest Rate" means an annual rate of interest
                  calculated on the basis of a 360 day year which is equivalent to LIBOR (as elected by Maker) plus the applicable margin based upon the Maker's leverage based on the most recent quarter's Borrowing Compliance Certificate measured on a quarterly basis in accordance with Section 3.1(a)(vi) under the Loan Agreement ("Borrower's Leverage"). The applicable margins ("Applicable Margins") are as follows:

                  (i) if Borrower's Leverage is equal to or less than .30:1.00 the LIBOR Interest Rate shall equal LIBOR plus 1.30% per annum;

                  (ii) if Borrower's Leverage is greater than .30:1.00 and less than or equal to .45:1.00, the LIBOR Interest Rate shall equal LIBOR plus 1.45% per annum; and

                  (iii) if Borrower's Leverage is greater than .45:1.00 and less than or equal to .55:1.00 the LIBOR Interest Rate shall equal LIBOR plus 1.60% per annum.

         (c) "Base Rate" means an annual rate of interest equivalent to the interest rate (but not necessarily the best or lowest rate charged borrowing customers of First Union National Bank) published or announced by First Union National Bank from time to time as its prime rate, calculated on the basis of a 365 (or 366, if applicable) day year.

         All accrued but unpaid interest on the Principal Amount will be due and payable monthly, commencing on January 10, 1999, and continuing on the 10th day of each successive calendar month until this Note is fully paid.

         If not sooner paid in full, the entire Principal Amount, together with all accrued and unpaid interest, and any and all fees, costs, and expenses hereunder, will be due and payable on December 30, 2001 (the "Maturity Date").

         Subject to the terms, covenants and conditions of the Loan Agreement and this Note, the Principal Amount may be repaid and reborrowed from time to time upon Maker's request; provided, however, that Payee will have no obligation to make any Advances if a Default or Event of Default exists.

         TIME IS OF THE ESSENCE of this Note.

         THE LOAN EVIDENCED BY THIS NOTE IS PAYABLE IN FULL ON THE MATURITY DATE. MAKER MUST REPAY THE ENTIRE OUTSTANDING PRINCIPAL BALANCE OF THIS NOTE AND UNPAID INTEREST THEN DUE. PAYEE IS UNDER NO OBLIGATION TO REFINANCE THE LOAN AT THAT TIME.

         Unless Maker prior to or contemporaneously with the repayment or prepayment of all or any portion of the Principal Amount designates in writing to Payee the Advance that

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should be credited with such repayment or prepayment, such repayment or prepayment will be applied by Payee to Advances on a first-borrowed, first-repaid basis. Absent an Event of Default, any payments received for application to any Advance, or as applied by Payee to any Advance, as provided above, will be applied to the principal balance of such Advance; provided, however, that if an Event of Default then exists, Payee may apply such repayment or prepayment first to late charges and fees, then to interest to the extent accrued, and then to the principal balance of such Advance, or in such other manner as Payee may elect. Repayments and prepayments of any Advances accruing interest at a LIBOR Interest Rate may be subject to a charge pursuant to Section
2.5 of the Loan Agreement. Repayments and prepayments of any Advances accruing interest at the Base Rate may be made without premium or penalty. Prepayment in part will not affect, vary or postpone the duty of Maker to pay all obligations when due, and it will not affect or impair the right of Payee to pursue all remedies available to it hereunder or under the other Loan Documents.

         Maker's failure to make any payment of principal under this Note on or before the same becomes due and payable on maturity hereof, or Maker's failure to make any payment of interest under this Note, or any fees, costs or expenses due hereunder or under the Loan Agreement, within 5 days after the same become due and payable, will constitute an Event of Default. Other events that constitute Events of Default are as described in the Loan Agreement. Following an Event of Default, the amount of each Advance will, at the option of Payee, accrue interest from the date of Default at the Default Rate. In addition to any other remedies that Payee may have hereunder or under the Loan Agreement, any payment of interest that is not made within 10 days after the due date thereof, as provided herein, or such longer period as may be required under applicable laws of any State if the laws of such State are determined to govern this Note, will be subject to a Late Charge which will be due and payable contemporaneously with such payment of interest.

         Following an Event of Default, at Payee's option, in addition to Payee's remedies set forth in any other Loan Documents or as may be available to Payee at law or in equity, Payee may by written notice to Maker, declare this Note, all accrued and unpaid interest thereon, and all other amounts payable under the Loan Documents to be, and the same will thereupon become, immediately due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived by Maker. Forbearance to exercise this right with respect to any failure or breach of Maker will not constitute a waiver of the right as to any subsequent failure or breach.

         This Note is secured by the Collateral, and subject to the terms, covenants and conditions of the Loan Documents. The terms, covenants and conditions of the Loan Documents are by this reference incorporated into this Note. Advances under this Note will be governed by the terms, covenants, and conditions set forth in the Loan Documents. A default under any of the Loan Documents which is not cured within any applicable grace period as provided therein will constitute a default under this Note.


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         Maker covenants and agrees to pay all and singular the costs, taxes, fees, and expenses of every kind and nature, including Agent's and/or Payee's reasonable attorneys' and paralegals' fees and costs (including those incurred on appeal or in bankruptcy proceedings), documentary stamp taxes, intangible taxes and other excise taxes, and the cost of title evidence, incurred or expended at any time by Payee in the collection of the loan evidenced hereby and/or foreclosure of the Loan Documents or otherwise incurred in protecting and preserving the lien of the Loan Documents or in enforcing Agent's and/or Payee's rights under this Note, the Loan Documents or under any other instrument evidencing or securing the indebtedness evidenced hereby, or in enforcing, sustaining, protecting, or defending the lien or priority of the Loan Documents against any and all persons, including, but not limited to, lien claimants or the exercise of the power of eminent domain or other governmental power of any kind.

         Maker, including any guarantor or endorser, for themselves, their heirs, legal representatives, successors, and assigns, respectively, hereby expressly waive presentment, demand for payment, notice of dishonor, protest, notice of non-payment, and diligence in collection, and consent that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by Payee, and further consent that the Collateral or any part thereof may be released, exchanged, or substituted by Payee, without in anyway modifying, altering, releasing, affecting, or limiting their respective liability or the lien of any security instrument, and agree that Payee will not be required first to institute any suit, or to exhaust any of its remedies against Maker or any other person or party liable hereunder, in order to enforce payment of this Note.

         This Note is to be construed and enforced according to the laws of the State of North Carolina and the laws and regulations of the United States of America.

         All agreements between Maker and Payee are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, will the amount paid or agreed to be paid to Payee for the use, forbearance, or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto. If, from any circumstances whatsoever, fulfillment of any provision of the Loan Documents securing this Note, or by any other agreement referred to therein, at the time performance of such provision will be due, will involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable thereto, then ipso facto, the obligation to be fulfilled will be reduced to the maximum limit of such validity, and if for any circumstances whatsoever Payee will ever receive interest, the amount of which would exceed the highest lawful rate, such amount which would be excessive interest will be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. At all times thereafter the rate of interest in effect under this Note will continue at such maximum rate until otherwise adjusted in accordance with the terms of this Note and the Loan Agreement. The provisions of this paragraph will control every other provision of all agreements between Maker and Payee.

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         MAKER AND PAYEE, BY ITS ACCEPTANCE HEREOF, EACH ACKNOWLEDGE AND AGREE
THAT NEITHER MAKER NOR PAYEE, NOR ANY ENDORSER, ASSIGNEE, SUCCESSOR, HEIR OR LEGAL REPRESENTATIVE OF ANY OF THE SAME, WILL SEEK (AND HEREBY WAIVES ANY RIGHT
TO) A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS NOTE, THE LOAN AGREEMENT OR THE LOAN DOCUMENTS, ANY COLLATERAL, OR THE DEALINGS OR THE RELATIONSHIP BETWEEN MAKER AND PAYEE RELATED THERETO. NEITHER OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION INTO ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY MAKER AND PAYEE, ARE MADE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND CONSTITUTE A MATERIAL INDUCEMENT FOR PAYEE TO MAKE THE LOAN EVIDENCED BY THIS NOTE TO MAKER, AND WILL BE SUBJECT TO NO EXCEPTIONS.


Signed, sealed and delivered in the            KOGER EQUITY, INC., a Florida
presence of:                                   corporation


/s/ Janice R. Long                             By:/s/ G. Danny Edwards
------------------                                ----------------------------
Unofficial Witness                             Name: G. Danny Edwards
                                                    --------------------------
                                               Title: Treasurer
                                                    --------------------------

/s/ Dee Price
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Notary Public                                  Attest: /s/ W. Lawrence Jenkins
                                                      ------------------------
                                               Name: W. Lawrence Jenkins
                                                    --------------------------
                                               Title: Corporate Secretary
                                                     -------------------------

My Commission Expires: Feb. 1, 1999                   [CORPORATE SEAL]
Notary Public, Camden County, Georgia
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            [NOTARY SEAL]


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